                                                                   EXHIBIT 10.71

                          CORTEX PHARMACEUTICALS, INC.
                             15241 Barranca Parkway
                            Irvine, California 92718

                                  June 5, 1995

Gary A. Rogers, Ph.D.
108 Aero Camino, B5
Goleta, California 93117

Dear Gary:

     I am pleased to offer you employment with Cortex Pharmaceuticals, Inc. ("Company") on the following terms and conditions:

     1. Your title will be Vice President, Pharmaceutical Discovery, and you will report to the Chief Executive Officer of the Company. Your duties and responsibilities will principally include responsibility for medicinal chemistry, providing input into other scientific areas and such other matters as the Company may assign to you. Your employment will begin on a mutually agreed date, but in no event later than June 8, 1995. You will be a full time employee but may, at your option, choose to work at the Company's facilities four days per week until you relocate your primary residence from Santa Barbara. Until such time, the Company will reimburse your actual expenses incurred in maintaining laboratory facilities in Santa Barbara for your use on Company projects, up to a maximum of $18,000 per year. All developments made in such laboratories by you or others at such facility shall be considered developed in the course of your employment and shall be subject to the Company's invention assignment agreement.

     During the term of your employment, you may collaborate with scientists in academic institutions on non-Company matters, provided (i) you provide written notice to the Chief Executive Officer of the Company, (ii) such activities do not interfere with your duties of the Company, and (iii) such activities do not involve more than an insubstantial amount of Company resources.

     2. You will receive a base annual salary of $115,000, paid in accordance with the Company's normal payroll practices. You will also be entitled to vacation, coverage under the Company's Group Health Plan, and other benefits that the Company provides to comparable employees. You will also be eligible to receive bonus of between 10% and 30% of your annual base salary depending upon achievement of pre-determined milestones relating to the progression of drug candidates through the development process, including without limitation, applications or issuances of patents, and achievement of clinical trials and regulatory clearances.

Gary A Rogers, Ph.D.
June 5, 1995
Page 2

     3.   In addition, you will be eligible to receive bonuses as follows:

     In the event any new AMPA receptor targeted or AMPA ligand compound developed by you or under your supervision is the subject of a patent or patent application that is assigned to the Company, (hereafter, a "New Compound") and where such compound is not subject to (or claimed by third parties to be subject to) substantive patent or other rights of third parties, including the University of California, the Company shall pay to you bonuses with respect to each such compound as set forth below.

          (a) If the patent or patent application covers, and the clinical trials relate to, the enhancement of memory and/or cognition:

               (i)  On successful completion of             $50,000
                    Phase III clinical trials in the
                    U.S. or equivalent in a Foreign
                    Equivalent Country*

               (ii) On approval of New Drug                 $75,000
                    Application ("NDA") in the
                    U.S. or equivalent in a Foreign
                    Equivalent Country*

          (b) If the patent covers medical indications other than the enhancement of memory and/or cognition:

               (i)  On successful completion                $20,000-50,000**
                    of Phase III clinical trials
                    in the U.S. or equivalent in a
                    Foreign Equivalent Country*

               (ii) On approval of NDA in the U.S.          $35,000-75,000**
                    or equivalent in a Foreign
                    Equivalent Country*

     * Foreign Equivalent Country is defined in Exhibit A.

     ** The exact amounts of the bonus payments will be determined by the Company based upon the potential market size for the New Compound, according to the guidelines set forth as Exhibit A hereto.

     In order to receive the full amount of the additional bonuses for a New Compound as set forth in this Section 3, you must be employed continuously by the Company from the date of your discovery of the utility of the New Compound for the indication set forth in Section 3(a) or 3(b). If you are not continuously employed, the bonus payable shall equal the full amount multiplied by a fraction, the numerator of which is the number of months from your discovery of the utility of the

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Gary A. Rogers, Ph.D.
June 5, 1995
Page 3

New Compound until the termination of your employment, and the denominator of which is the number of months from your discovery of the utility of the New Compound to the date of the event giving rise to the bonus payment; provided, however, such fraction shall not be less than one-half (1/2).

     4. (a) In the event any New Compound is commercialized by or for the benefit of the Company, or a licensee of the Company, the Company or the licensee shall pay to you royalties equal to one percent (1%) (subject to adjustment as set forth in Section 4(c) and Section 4(d) below) of Net Sales (as defined in Section 4(b) below) of each Product (as defined in Section 4(b) below) by the Company or its licensee. The Company's obligation to pay such royalties with respect to a Product shall terminate at such time as there are no patents giving rise to such royalty obligation remaining enforceable.

          (b) For purposes hereof, "Product" meets any form or dosage of a pharmaceutical agent which includes the New Compound. For purposes hereof, "Net Sales" shall mean: the amount billed by the Company or its assignee or licensee for sales of Product to an independent third party less: (i) discounts, including cash discounts or rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount, (ii) credits or allowances actually granted upon claims, rejections or returns of Product, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges paid for delivery of Product, to the extent billed, and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing. In the event that Product is sold in the form of a combination Product containing one or more active ingredients, Net Sales for such combination Product will be calculated by multiplying actual Net Sales by the fraction A/(A+B) where A is the fair market value of the portion of the combination Product that contains the compound and B is the fair market value of the other active ingredients included in such combination Product, as determined by market prices of such portions if separately priced and sold, or if not so priced and sold, as determined by mutual agreement. Commencing with the year in which Product is first sold, the Company will direct its independent auditors to prepare a good-faith estimate of Net Sales, as defined hereunder, for each fiscal year and to provide a copy of such estimate to Consultant. In preparing such estimate, the Company's independent auditors may rely upon sales information provided to the Company by sublicensees of the Company.

          (c) In the event the Company markets a Product containing a New Compound and the Company is obligated to pay a royalty (or other fee based on sales) to a third party for additional rights to market such New Compound ("Third Party Royalty"), the royalty payable under Section 4(a) above on Net Sales subject to such Third Party Royalty shall be reduced to the percentage of Net Sales determined by multiplying one percent (1%) by the fraction (6% - x)/6% where x represents the Third Party Royalty, expressed as a percentage of Net Sales.

          (d) In the event the Company licenses a New Compound to any licensee, and is obligated to pay a portion of the royalty proceeds received from such licensee ("Sublicense Royalty Proceeds") to a third party for additional rights to license such New Compound (the "Third Party Portion"), the royalty payable under Section 4(a) above on Net Sales subject to such license shall be reduced to the percentage of Net Sales determined by multiplying one percent (1%) by the fraction

Gary A. Rogers, Ph.D.
Jne 5, 1995
Page 4

(30% - y/30%) where y represents the Third Party Portion expressed as a percentage of the Sublicense Royalty Proceeds.

     5. The Company will reimburse your actual moving expenses in connection with the relocation of your principal residence from Santa Barbara County to Orange County. Reimbursable expenses will be escrow fees and real estate filing fees for the sale of your existing residence and the purchase of a new residence, 50% of the real estate commissions paid by you in connection with the sale of your existing residence, and any other expenses permitted as deductions under the Internal Revenue Code. In addition, the Company will reimburse you up to $750 per month for your documented temporary living expenses in Orange County until the earlier of (i) the relocation of your principal residence to Orange County, (ii) the completion by the Company of a financing or corporate partnering transaction in excess of $12,000,000, or (iii) 18 months from your commencement of employment.

     6. As an employee of the Company you will be entitled to participate in the Company's option plans. In connection with your employment, you will be granted an option to purchase 60,000 shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of commencement of your employment. Such options shall have the 10 year term and shall vest ratably over 5 years.

     7. Concurrently with your employment, your Consulting Agreement with the Company dated May 2, 1994, shall be terminated; provided, however, that (i)
Section 3(e) and Section 3(f) regarding milestone and royalty payments shall continue with respect to any new compound described in Section 3(e) thereof which has been disclosed to the Company prior to June 7, 1995 (including the following: GR120, LiD 19 and LiD 37), (ii) the Company's obligation to pay royalties pursuant to Section 3(f) thereof with respect to a Product (as defined in Section 3(f) thereof) shall terminate at such time as there are no patents giving rise to such royalty obligation remaining enforceable, and (iii) the rights to receive royalties under Section 3(f) thereof shall continue upon your death and be payable to your successors by will or the laws of descent and distribution. You shall be entitled to retain any monthly consulting fee which has been paid in advance pursuant to Section 3(a) of the Consulting Agreement. Promptly after such termination you shall (i) invoice the Company for any expense reimbursements pursuant to Section 3(c) of the Consulting Agreement and
(ii) convey title to, and deliver if requested, any equipment for which the Company advanced funds to you under Section 3(d) of the Consulting Agreement, in consideration of the cancellation of any promissory notes which you executed in favor of the Company with respect thereto.

     8. The Company is an at-will employer, and cannot guarantee employment for any specific duration. Your employment may be terminated, or the terms thereof changed, at any time, with or without cause, by the Company. However, if the Company is acquired while you are employed, prior to June 30, 1997, your employment shall continue on the terms set forth herein for a period of eighteen
(18) months from the date of such acquisition. For purposes hereof, an acquisition of the Company shall mean the merger, sale of all or substantially all of the Company's assets, or the purchase of fifty percent (50%) or more of the Company's capital stock in a single transaction or series of related transactions, or other reorganization, in which the Company is not the surviving corporation or which results in another person or entity (or an affiliated group) owning fifty percent

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Gary A. Rogers Ph.D.
June 5, 1995
Page 5

(50%) or more of the Company's capital stock. This provision can only be changed or revoked in a formal written contract signed by the Chief Executive Officer and by you.

     9. You agree to abide by the Company's policies and procedures, including those set forth in the Employee Handbook. On commencement, you will be required to sign the receipt on the last page of the Handbook.

     10. You will be required to provide proof of your identity and authorization to work in the United States as required by federal immigration laws.

     11. You will be required to sign the Company's invention assignment and confidentiality agreement, as they may be changed from time to time as well as the necessary tax and benefit enrollment forms before starting employment.

     12. This letter contains the sole and entire agreement between us with respect to the subject matter hereof. No representations, oral or otherwise, express or implied, other than those contained herein, have been relied upon by you.

     13. You may not assign your rights, obligations or duties hereunder without the express written consent of the Company. The right, obligations and duties of the Company shall inure to the benefit and be binding upon any successors of the Company by way of merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise, and any transferee of all of the Company's rights in any New Compound (with respect to such New Compound).

     To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me no later than June 8, 1995. I welcome you to the Company, and I wish you success in your employment.

                                Very truly yours,


                                /s/ Alan A. Steigrod
                               ---------------------------
                                   Alan A. Steigrod

I agree to the terms stated in this letter.

                                                   Dated: June 5, 1995

 /s/ Gary A. Rogers, Ph.D.
--------------------------
    Gary A. Rogers, Ph.D.

                                    EXHIBIT A

                       MARKET POTENTIAL FOR DETERMINATION
                      OF BONUS PAYMENTS UNDER SECTION 3 FOR
                        NON-COGNITION ENHANCER COMPOUNDS

(Market potential is the dollar amount of global product sales forecast for year four)

====================================================================================================================
          Milestone                                        Market Potential ($ million)
                               =====================================================================================
                                      Less than 100                 100 to 250                 More than 250
--------------------------------------------------------------------------------------------------------------------
On successful completion of              $20,000                     $37,500                      $50,000
Phase III clinical trials in
the U.S. or equivalent in a
Foreign Equivalent Country

--------------------------------------------------------------------------------------------------------------------
Approval of NDA or equivalent            $35,000                     $55,000                      $75,000
====================================================================================================================

Foreign Equivalent Country shall mean France, Italy, Great Britain, Germany and Japan.